Exhibit  III

                             to

                        Schedule  13G

                         Under  the

               Securities Exchange Act of 1934




Pursuant to Rule 13d-1(f)(1), American Express Financial
Corporation affirms that it is individually eligible to use
Schedule 13G and agrees that this Schedule is filed in its behalf.



American Express Financial Corporation




By:          /s/Melinda S. Urion
Name:           Melinda S. Urion
Title:          Corporate Controller